UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 24, 2007

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

142 West 57th Street, New York, New York		10019-3300
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-887-1300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 24, 2007, the Compensation and Human Resources Committee (the "Committee") of the Board of Directors of Arbitron Inc. (the "Company") met and approved a cash bonus plan for the Company’s executive officers for 2007, which would be payable in early 2008 (the "Bonus Plan").

The Bonus Plan provides for the payment of cash bonuses based upon the Company’s earnings per share, revenue, and implementation of certain non-financial initiatives, with earnings per share weighted 40%, revenue weighted 10%, and the non-financial initiatives weighted 50% in the aggregate for the fiscal year ending December 31, 2007. The bulk of each executive officer’s bonus for 2007 will be determined as a result of achievement of Company goals, with the remaining portion based on achievement of individual goals, except in the case of Steve Morris, the Company’s President and Chief Executive Officer, and Sean Creamer, the Company’s Executive Vice President, Finance and Planning and Chief Financial Officer, whose bonuses will be determined entirely on the basis of achievement of Company goals.

The Bonus Plan provides for a target bonus for each executive officer, expressed as a percentage of base salary. The target bonuses for the executive officers who are expected to be named executive officers in 2007 are: Mr. Morris, 75% of base salary; Owen Charlebois, the Company’s President, Operations, Technology, and Research & Development, 55% of base salary; Mr. Creamer, 50% of base salary; Pierre Bouvard, the Company’s President, Sales and Marketing, 52% of base salary; and Linda Dupree, Senior Vice President, Portable People Meter New Product Development, 45% of base salary. The target bonuses for other executive officers range from 40-45% of base salary. A greater or lesser amount may be paid in the event the targets are exceeded or not met.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

January 30, 2007	By:	/s/ Timothy T. Smith

Name: Timothy T. Smith
Title: Executive Vice President & Chief Legal Officer, Legal & Business Affairs & Secretary